CONTACTS:

Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Meritor Announces Executive Appointments

TROY, Mich., (March 12, 2018) – Meritor, Inc. (NYSE: MTOR) today announced a number of executive appointments, effective immediately.

“The changes we are announcing today will further align our resources and strengthen our ability to drive strong operational execution, achieve our strategic objectives and capitalize on our significant growth opportunities around the world,” said Jay Craig, CEO and president. “These appointments bring additional expertise to various areas of the business and will position us to enhance value for our shareholders and customers.”

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Kevin Nowlan has been appointed senior vice president and president, Trailer and Components. In this expanded role, Nowlan will continue to serve as the company’s chief financial officer, with additional responsibility for Meritor’s Trailer and Components businesses, as well as Procurement. Nowlan has been with Meritor since 2007. Prior to becoming chief financial officer, Nowlan was Meritor’s vice president and controller and served as treasurer and vice president of Shared Services.

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Joe Plomin has been appointed senior vice president and president, Aftermarket, Industrial and Quality. Most recently, Plomin served as senior vice president and president, Aftermarket & Trailer and Quality. Prior to that, he served as senior vice president and president, International, at Meritor. He joined the company in 2007 as vice president, Truck Americas.

●	Cheri Lantz remains the company’s vice president and chief strategy officer and assumes additional responsibility for Meritor’s engineering activities.
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Carl Anderson has been appointed vice president, Finance. In this expanded new role, Anderson assumes responsibility for Operational Finance, Shared Services and Accounting. He will continue to maintain responsibility for Treasury, Investor Relations and Mergers and Acquisitions. Anderson joined Meritor in 2006 and has held positions of increased responsibility in the Treasury group since that time.

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Mike Lei has been appointed vice president, Compensation & Benefits, and treasurer. He joined Meritor in 2007 and has served in a variety of finance positions before assuming responsibility for Compensation & Benefits in 2014.

In connection with today’s appointments, the company also announced that Rob Speed, formerly senior vice president and president, Industrial, Engineering and Procurement, has left the company to pursue other opportunities.

Craig continued, “We thank Rob for his contributions to Meritor over the last 13 years and we wish him the best in the future.”

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,200 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.